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Exhibit 23.1



                      CONSENT OF INDEPENDENT ACCOUNTANTS




We consent to the incorporation by reference in this Registration Statement on Form S-4 of Genzyme Corporation of our report dated February 23, 2000, except for the information in Note A as to which the date is October 11, 2000, relating to the financial statements and financial statement schedules of Genzyme Corporation and our reports dated February 23, 2000, relating to the financial statements and financial statement schedules of Genzyme General, Genzyme Molecular Oncology, Genzyme Surgical Products and Genzyme Tissue Repair, which appear in Genzyme Corporation's Annual Report on Form 10-K for the year ended December 31, 1999. We also consent to the reference to us under the heading "Experts" in such Registration Statement.



/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
October 26, 2000